Exhibit 10.56

David Powell, Inc.

3190 Clearview Way

Suite 100

San Mateo, CA  94402

650-357-6000

650-357-6001 (fax)

FS@davidpowell.com

PERSONAL & CONFIDENTIAL

October 17, 2003

Mr. Shawn M. O’Connor

President, Chief Executive Officer, and Director

Pharsight Corporation

800 West El Camino Real

Suite 200

Mountain View, CA  94040

Re:  Financial Services

Dear Shawn:

This letter is to document the arrangement between David Powell Financial Services and Pharsight Corporation.

SERVICES

Cynthia Stevens will serve as the Interim Chief Financial Officer.  She will report to you directly in this role and will be responsible for all finance-related activities of the company.

COST

Cynthia’s time, as the Interim Chief Financial Officer, will be billed at a rate of $25,000 per month (payable in two semi-monthly installments).

TERMS

Fees are billed on the 16th and the 1st of the month for the prior period and are due upon receipt.  A copy of DPI’s Standard Terms and Conditions is attached as Exhibit A.

APPROVAL

Shawn, if the above is agreeable to you, please sign this letter in the space below and return the original copy to DPI.

Again, thank you for giving the Financial Services Division of David Powell, Inc. the opportunity to be of service to Pharsight.  We look forward to working with you.

Sincerely,	Accepted:

/s/ Shawn M. O’Connor
William R. Gerth	Shawn M. O’Connor
President	Pharsight Corporation
Financial Services Division

WRG/jdm
Enclosure	10/17/03
Date

EXHIBIT A

STANDARD TERMS AND CONDITIONS

DAVID POWELL, INC. - FINANCIAL SERVICES DIVISION

1.  Services:  David Powell, Inc., Financial Services Division (“DPI”) will use reasonable efforts to perform the services (the “Services”) described in the engagement letter between DPI and the Client addressed therein (the “Letter”) to which these Standard Terms and Conditions are attached as Exhibit A.  Client will provide DPI with all resources (physical and human) reasonably requested by DPI to enable DPI to perform the Services.

2.  Fees and Expenses:  Unless otherwise specified in the engagement letter, fees will be billed semi-monthly, on the sixteenth and first day of each month.  Expenses incurred by DPI on behalf of the Client will be billed on the sixteenth and the first day of the month when incurred with the fee billings.  All invoices are due upon receipt.

3.  Terms:  Unless otherwise specified in the engagement letter, this engagement will continue for two months.  After the minimum two-month engagement period, however, either party may terminate the engagement by giving the other party 30 days’ prior written notice.  The term of the engagement may be extended at any time by mutual agreement of the parties and, unless otherwise agreed, the provisions of the Letter and these Standard Terms and Conditions will apply to any such extension.

4.  Independent Contractor:  DPI is an independent contractor, and will indemnify the Client and hold it harmless to the extent of any obligation imposed by law on the Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by the Client for the Services.

5.  No Assurance of Funding:  Client acknowledges and understands that DPI cannot and does not guarantee that Client will obtain funding which it deems acceptable or adequate as a result of DPI’s performance of the Services.

6.  Indemnification:  Client will indemnify, defend DPI and Cynthia Steves and hold them harmless against any and all claims, damages, costs, fines, penalties, liabilities, attorneys, and other professional fees and disbursements, suffered, incurred by, or asserted against DPI or Cynthia Stevens in connection with its performance of the Services to the fullest extent permitted under applicable law, except when such claims arise as a result of DPI’s or Cynthia’s gross negligence, gross or willful misconduct.  Client represents and warrants to DPI and Cynthia Stevens that its Articles of Incorporation and Bylaws contain provisions authorizing such indemnification.  In addition, Client will ensure that Cynthia is covered by its directors and officers’ liability insurance policy.  The obligations of Client under this paragraph are hereinafter collectively referred to as “Indemnity Obligations.”   The Indemnity Obligations shall survive for a period of five (5) years, any termination of DPI’s and Cynthia’s services under this agreement and any amendment or modification thereto.  Client agrees to promptly tender any payments due to DPI or Cynthia Stevens, and/or counsel, under or in respect of the Indemnity Obligations, within three (3) business days following written demand by DPI or Cynthia Stevens, and/or their counsel, which demand shall include a detailed description of each such obligation demanded.  Client’s Indemnity Obligations shall not apply to costs or to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of Client, which consent shall not be unreasonably withheld.

7.  Non-Solicitation:  Client and DPI each agree not to solicit the other’s employees without the other’s prior written consent.  If an employee should resign from one party and become employed by the other party within the 120-day period following such employee’s effective date of resignation, then the hiring party will be deemed to have breached its obligations hereunder.  The parties agree that, in such event, the hiring party will pay the other party, for such breach, an amount equal to one-fourth (1/4) of the terminated employee’s first year’s targeted cash compensation, including base salary and bonus, offered by the hiring party.

8.  Expiration:  The proposal contained in this letter is valid for ten calendar days from proposal date.